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              EXHIBIT 11.1-COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)

                                                     THREE MONTHS ENDED     SEPTEMBER 30,    NINE MONTHS ENDED     SEPTEMBER 30,
                                                            1998                1997                1998               1997
                                                     ------------------     -------------    -----------------     -------------
Income applicable to common shares:

Net loss                                                  $  (1,519)          $  (5,038)          $  (2,342)        $  (12,676)

                                                          ---------           ---------           ---------         ----------
        Loss applicable to common shares                  $  (1,519)          $  (5,038)          $  (2,342)        $  (12,676)
                                                          =========           =========           =========         ==========


  Weighted average number of common shares
outstanding                                                   7,292               7,258               7,292              7,258

        Weighted average common shares                        7,292               7,258               7,292              7,258
                                                          =========           =========           =========         ==========


  Basic and diluted net loss per common share             $   (0.21)          $   (0.69)          $   (0.32)        $    (1.75)
                                                          =========           =========           =========         ==========


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